Exhibit 10.7

EMPLOYMENT AGREEMENT made and entered into as of the 10th day of August, 2006.

BY AND BETWEEN:

TARGANTA THERAPEUTICS CORPORATION, a corporation formed under the laws of the State of Delaware which will have its principal place of business in Indianapolis, Indiana.

(hereinafter referred to as the “Corporation”)

PARTY OF THE FIRST PART

AND:	ROGER D. MILLER, domiciled and residing at 1272 W. Stone Ridge Ct., Greenwood, IN 46143 USA (hereinafter referred to as the “Executive”) PARTY OF THE SECOND PART

WHEREAS the Corporation wishes to retain the services of the Executive to act as its Vice President of Operations and Manufacturing;

WHEREAS the Executive wishes to provide his services to the Corporation in such a capacity;

WHEREAS the Corporation and the Executive wish to end the previous Employment Agreement signed on January 20, 2006, in favor of this present Employment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained, the parties hereby covenant and agree with each other as follows:

ARTICLE I

1.	START DATE; PART-TIME EMPLOYMENT

1.1	This Agreement become effective on August 10, 2006, the start date. This Agreement will continue until terminated pursuant to Article VII.

1.2	The Executive shall not work less than 40 hours per week.

1.3	The Corporation shall employ the Executive full time.

1.4	The Executive shall perform his duties principally at the Corporation’s facilities in Indianapolis, Indiana.

ARTICLE II

2.	DUTIES

2.1	The Executive shall serve the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation as may be determined from time to time by the Chief Executive Officer of the Corporation.

2.2	Without limiting the foregoing, the Executive shall serve as Vice President of Operations and Manufacturing and shall be accountable for contracts with manufacturing partners of Targanta, the manufacturing assets and inventory of the corporation, interacting with other functional groups, design and implementation of internal systems and serve as an active member with the strategy and success teams.

2.3	The Executive shall diligently and faithfully perform all duties assigned to him to the best of his ability, and act at all times in the best interests of the Corporation. The Executive shall at all times use his best efforts to promote the interests and goodwill of the Corporation.

ARTICLE III

3.	REPORTING PROCEDURES

The Executive shall report to the Chief Executive Officer. The Executive shall report fully on the management, operations and business affairs of the Corporation under his supervision and for which he is accountable, and advise to the best of his ability and in accordance with reasonable business standards on all matters that may arise from time to time during the term of his employment by the Corporation.

ARTICLE IV

4.	REMUNERATION

4.1	Salary

4.1.1	The annual salary payable to the Executive for his services hereunder shall be one hundred and sixty-five thousand dollars ($165,000) (the “Salary”) for the first year of this contract and subsequently $220,000 thereafter.

4.1.2	The Salary shall be reviewed at the end of each calendar year to determine whether increase thereof is appropriate in light of the Executive’s achievements and the Corporation’s performance in the immediately preceding year, but after the first year, the annual salary will be no less than $220,000.

4.1.3	The Salary shall, be paid to the Executive bi-weekly in arrears, or in such other manner as may be mutually agreed upon, less, in either case, any deductions and withholdings.

4.2	Vacation

The Executive shall be entitled to three (3) weeks’ paid vacation each year during the Term hereof. In addition, the Executive shall be entitled to all paid holidays given by the Corporation to its employees generally, including, in any case, the days between December 25 and January 1 of the following year.

4.3	Stock Options

Promptly following the Effective Date, the Executive will be entitled to receive options to purchase 129,900 shares of the common stock of the Corporation in accordance with the Corporation’s 2005 Stock Option Plan, which is incorporated herein by reference. The exercise price for the Optioned Shares shall be equal to their current fair market value, which the parties hereby acknowledge is Twenty-Four Cents ($0.24 US) per Optioned Share. The options shall vest and become exercisable according to the following schedule:

(a)	32,475 of the options will vest upon confirmation by the U.S. Food and Drug Administration (“FDA”) that the Active Product Ingredient manufactured by Abbott Contract Manufacturing and already in inventory meets FDA approval;

(b)	32,475 of the options will vest upon FDA confirmation that the finished product manufactured by Cardinal Health or a manufacturer of the Executive’s choice meets FDA approval and can be used in clinical studies with normal volunteers and patients;

(c)	32,475 of the options will vest upon the submission of the first Oritavancin New Drug Application to the FDA; and

(d)	32,475 of the options will vest upon the FDA’s approval of the first Oritavancin New Drug Application.

The Executive may also be entitled to receive further options to acquire shares of the common stock of the Corporation should the Board of Directors of the Corporation determine, in its sole and absolute discretion, that their issuance is appropriate.

ARTICLE V

5.	GENERAL EXPENSES

The Executive shall be reimbursed for all reasonable and direct travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices, statements, and receipts in respect of which the Executive seeks reimbursement.

ARTICLE VI

6.	BENEFITS

As a full time employee, the Executive shall be eligible for a life insurance benefit equal to twice the full annual salary, including the first year of this contract, for which the life insurance benefit will be calculated at four-hundred and forty thousand dollar ($440,000). In addition to this benefit the Executive shall be eligible for benefits required by law, such as worker’s compensation insurance and unemployment insurance.

ARTICLE VII

7.	TERMINATION

7.1	Termination For Cause

The Corporation may terminate this Agreement for Cause (as hereinafter defined) at any time, either with or without notice. If the Agreement is terminated for Cause, the Executive shall be entitled to no compensation beyond payment of his Salary (and per diem payments, if applicable) through the date of termination. For the purposes of this Agreement, “Cause” shall mean:

7.1.1	The Executive’s willful failure substantially to perform his duties and responsibilities to the Corporation or his deliberate violation of a Corporation policy;

7.1.2	The commission by the Executive of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused, or is reasonably expected to result in, material injury to the Corporation;

7.1.3	The unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Corporation or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Corporation; or

7.1.4	The willful breach by the Executive of any of his obligations under any written agreement or covenant with the Corporation after receiving written notification from the Chief Executive Officer and being given ten business days to cure any such failure or breach.

7.2	Termination Without Cause

The Corporation may terminate this Agreement at any time without Cause, either with or without notice. If this Agreement is terminated without Cause, the Executive shall be entitled to receive his Salary (and per diem payments, if applicable) through the date of termination. In addition, the Executive will receive his regular Salary for one (1) month following the date of termination, provided he signs a general release of claims in form and substance acceptable to the Corporation.

7.3	Termination Upon Disability

This Agreement may be immediately terminated by the Corporation if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if, because of illness or physical or mental disability; the Executive has been continuously unable or has failed to perform his duties for a total of sixty (60) days, consecutive or not, within any six-month period. If this Agreement is terminated due to the Executive’s disability, the Executive shall be entitled to no compensation beyond payment of his Salary (and per diem payments, if applicable) through the date of termination.

7.4	Termination Upon Death

This Agreement shall terminate without notice upon the death of the Executive. If this Agreement is terminated due to the death of the Executive, he and his estate shall be entitled to no compensation beyond payment of his Salary (and per diem payments, if applicable) through the date of termination.

7.5	Termination By Executive

Should the Executive wish to voluntarily terminate his employment hereunder, he may do so upon not less than thirty (30) days’ prior written notice to the Corporation. At any time after the Executive provides such notice, the Corporation shall be free, in its sole discretion, to terminate the employment of the Executive immediately so long as it continues to pay the Executive his Salary for the balance of the 30-day notice period.

ARTICLE VIII

8.	NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND OWNERSHIP OF INVENTIONS

The Executive agrees to execute and abide by the terms of the Agreement re: Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions in favor of the Corporation, a copy of which is attached hereto as Schedule A and incorporated herein by reference, and the terms of which shall survive the termination of this Agreement.

ARTICLE IX

9.	LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

ARTICLE X

10.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand, by e-mail with receipt notification, by fax, by prepaid registered mail with return receipt requested, or by a nationally recognized overnight courier service. A notice shall be deemed given on the date faxed or e-mailed; on the next business day if delivered by overnight courier service; or on the date received if sent by prepaid registered mail with return receipt requested. Notice shall be addressed as follows:

10.1	to the Corporation: Targanta Therapeutics Corp.

225 South East Street, Suite 390

Indianapolis, IN

462-2-4002 USA

Attention: President and CEO

10.2	to the Executive: Mr. Roger D. Miller

1272 W. Stone Ridge Ct

Greenwood, IN 46143

or at such other address as any of the parties may have previously indicated in writing in conformity with the foregoing notice procedure.

ARTICLE XI

11.	MISCELLANEOUS

11.1	Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Indiana, without reference to its conflict-of laws provisions. Any dispute arising from or concerning this Agreement shall be decided in a state or federal court located in Indianapolis, Indiana.

11.2	Headings. The headings in this Agreement are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions of this Agreement.

11.3	Preamble and Schedules. The preamble and the Schedules attached to this Agreement shall form an integral part hereof.

11.4	Severability. If any provision of this Agreement is restricted, prohibited, or held unenforceable, such restriction, prohibition, or unenforceability shall not invalidate or limit any other provision hereof. If any one or more of the provisions contained in this Agreement or any attachment incorporated herein by reference shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

11.5	Waiver. The failure of either party at any time to require the performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. The rights and recourses of the parties under this Agreement are cumulative and not alternative.

11.6	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Corporation’s prior written consent. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any assignment of this Agreement by the Corporation shall not be considered a termination of the Executive’s employment.

11.7	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

11.8	Facsimiles. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties in the same manner as an original executed and delivered in person,

11.9	Declaration. The parties declare and expressly acknowledge that the provisions of this Agreement have been freely negotiated between them.

11.10	Amendments. This Agreement may be modified or amended only in a writing signed by the Executive and the Chief Executive Officer of the Corporation.

11.11	Entire Agreement. This Agreement and the schedules attached hereto constitute the entire agreement between the parties and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings between them, whether oral or written, express or implied.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first mentioned above.

TARGANTA THERAPEUTICS CORPORATION

/s/ Pierre Etienne	/s/ Roger D. Miller
Name: Pierre Etienne	Roger D. Miller
Title: President and CEO